UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2009

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 14, 2009, Ecosphere Technologies, Inc. (“ETI”) and its wholly-owned subsidiary, Ecosphere Energy Services, Inc. (“EES”), entered into a Credit Agreement with Bledsoe Capital Group, LLC (“Bledsoe”). In addition, at the same time ETI and EES entered into a First Amendment to Exclusive Option Agreement (the “North American Option”) with Bledsoe and also entered into two additional option agreements with Bledsoe.

Under the Credit Agreement, Bledsoe agreed to advance up to $1,500,000 to EES (guaranteed by ETI) payable in monthly installments of $250,000 commencing on April 14, 2009, evidenced by a promissory note of the same date (“Note”). The advances are due without interest on October 1, 2009 or such earlier date that Bledsoe exercises the North American Option. If Bledsoe does not exercise the North American Option, the advances will be due on October 1, 2010, with 15% per annum interest accruing beginning October 1, 2009. Additionally, if the North American Option is not exercised, the Note becomes convertible into common stock of ETI at $0.15 per share. In addition, Bledsoe extended the due date of the $1,000,000 Note issued by EES to Bledsoe on May 16, 2008 from May 16, 2009 until November 30, 2009.

Under the North American Option, Bledsoe will form a Delaware limited liability company (“Newco”) and contribute $8,000,000 to Newco. EES and Bledsoe will each be 50% owners of Newco. Upon exercise of the North American Option, Newco will pay EES a $5,000,000 license fee for EES’ proprietary technology consisting of its Ozonix™ Process, its EcosFrac Tank™ technology and its EcosBrine™ technology solely within the energy business (the “Technology”). Newco will then have the right to use the Technology onshore in the United States, Canada and Mexico (“North America”) solely for the energy business. The remaining $3,000,000 in cash held by Newco will be used for working capital. Bledsoe will also make $2,000,000 available to Newco to assist it in funding the manufacturing of equipment for future purchase orders. Bledsoe, ETI and EES have agreed that ETI and EES will have a right of first refusal to be the exclusive manufacturer of all products to be manufactured using the Technology which are sold by Newco. ETI and EES will be permitted to continue to use any Ozonix and EcosFrac systems they currently own and to continue to provide services for any existing customers, as well as other customers with whom they are engaged in bona fide negotiations. In addition, subject to the consent of Newco, ETI will be permitted to purchase additional units using the Technology directly from Newco and operate the systems in the field for new customers in the energy business.

ETI and EES will retain all rights to the Technology except in territories covered by the North American Option and the other two options if they are exercised. Additionally, regardless of exercise of any or all of the three options, ETI and EES will retain all rights to the Technology outside of the energy business.

One of the other two options executed gives Bledsoe the right to purchase an exclusive royalty-free license to the Technology offshore in any part of the world on behalf of a newly-organized Delaware limited liability company (“Newco Offshore”) in exchange for Bledsoe contributing $7,500,000. Of the $7,500,000, $2,500,000 would be paid to EES as a license fee and $5,000,000 will be available for Newco Offshore’s working capital.  The third option is onshore for the remainder of the world other than North America. Under the terms of this option, Bledsoe would form another newly-organized Delaware limited liability company (“Newco Onshore”) and contribute $5,000,000 to Newco Onshore. Newco Onshore would pay EES a $2,500,000 license fee and obtain the exclusive worldwide license to the Technology for use in the energy field onshore in other than in North America. In addition, Newco Onshore would have $2,500,000 for working capital.

Newco will have a seven-person board of directors, with four directors selected by Bledsoe and three by EES. A supermajority vote will be required to hire and fire Newco’s officers and sell Newco. In connection with the exercise of the North American Option, Bledsoe, ETI and EES must agree upon an Operating Agreement and a Manufacturing Agreement. The Technology License Agreement has been agreed upon and will be executed in connection with the exercise of the North American Option. Bledsoe will receive priority distributions of cash flow from net profits of Newco (“Cash Flow”) until it receives a return of its initial $8,000,000 capital contribution (“Priority”). Until Bledsoe receives its Priority, EES will receive no distributions of Cash Flow. The Operating Agreements for Newco Offshore and Newco Onshore are expected to be the same as the Newco Operating Agreement, except the priority returns of Bledsoe will be the initial capital contributions of $7,500,000 and $5,000,000, respectively, for each company.

In all instances, the Technology License Agreement will be identical except for the geographical difference and ETI will have the exclusive right of first refusal to manufacture products using the licensed Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ PATRICK HASKELL
Patrick Haskell Chief Executive Officer

Date:  April 20, 2009

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